Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

StablecoinX Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.0001 per share	(1)	Other	1,802,203	$7.49	$13,498,500.47	0.0001381	$1,864.14

Total Offering Amounts:						$13,498,500.47		1,864.14
Total Fee Offsets:								0.00
Net Fee Due:								$1,864.14

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also covers any additional shares of Class A common stock, par value $0.0001 per share ("Class A Common Stock"), of StablecoinX Inc. (the "Registrant") that may become issuable under the Registrant's 2026 Stock Incentive Plan (the "2026 Plan") by reason of any future stock splits, stock dividends or similar adjustments of the Class A Common Stock. The Amount Registered represents 1,802,203 shares of Class A Common Stock that may be issued under the 2026 Plan. The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high sales price ($8.07) and low sales price ($6.91) of the Class A Common Stock as reported on The Nasdaq Capital Market on September 2, 2026.